Exhibit 12.1

C&D TECHNOLOGIES, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands except ratio data)

	Year Ended January 31,							Six Months Ended July 31,
	2010	2009	2008		2007	2006		2010
Earnings
Loss before income taxes, noncontrolling interest and discontinued operations	$(23,557)	$(15,457)	$(770)		$(16,522)	$(2,660)		$(69,732)
Interest expense and amortization of debt costs	12,486	12,032	10,960		14,266	10,235		7,628
Goodwill impairment	—	—	—		—	—		59,978
Interest portion of rent*	820	782	678		699	621		314

	$(10,251)	$(2,644)	$10,868		$(1,557)	$8,196		$(1,812)

Fixed Charges
Interest expense and amortization of debt costs	12,486	12,032	10,960		14,266	10,235		7,628
Interest portion of rent	820	782	678		699	621		314

	$13,306	$12,814	$11,638		$14,965	$10,856		$7,942

Ratio of earnings to fixed charges	x (1)	x (1)	x	(1)	x (1)	x	(1)	x (1)

*	The Company has determined the interest component of rent expense to be 0.30.
(1)	The ratio of earnings to fixed charges was less than 1:1 for the six months ended July 31, 2010. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $69.7 million of earnings in the quarter. The ratio of earnings to fixed charges was less than 1:1 for fiscal year 2010. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $23.6 million of earnings in fiscal 2010. The ratio of earnings to fixed charges was less than l:1 for fiscal year 2009. The ratio of earnings to fixed charges was less than 1:1 for fiscal year 2010. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $23.6 million of earnings in fiscal 2010. The ratio of earnings to fixed charges was less than l:1 for fiscal year 2009. In order to achieve a ratio of earnings to fixed charges of 1:1 we would have had to generate an additional $15.5 million of earning in fiscal 2009. The ratio of fixed charges was less than 1:1 for fiscal year 2008. In order to achieve a ratio of earnings to fixed charges of 1:1 we would have had to generate an additional $0.8 million of earnings in fiscal year 2008. The ratio of fixed charges was less than 1:1 in fiscal year 2007. In order to achieve a ratio of earning to fixed charges of 1:1 we would have had to generate an additional $16.5 million of earnings in fiscal 2007. The ratio of fixed charges was less than 1:1 in fiscal 2007. The ratio of fixed charges was less than 1:1 in fiscal year 2006. In order to achieve a ratio of earnings to fixed charges of 1:1 we would have had to generate an additional $2.7 million of earnings in fiscal 2006.